EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Tutor Perini Corporation Acquires Fisk Electric Company

Sylmar, CA – January 3, 2011 - Tutor Perini Corporation (NYSE: TPC) (the "Company"), a leading civil and building construction company, today announced that it has completed the acquisition of Fisk Electric Company ("Fisk"), a privately held electrical construction company, with fiscal year 2010 revenues of approximately $305 million and a backlog of $190 million.  Under the terms of the transaction, the Company acquired 100% of Fisk's stock for $105 million in cash plus an amount to be determined based upon Fisk's operating results for 2011-2013.  The Company stated that the transaction will be financed using proceeds from the bond transaction closed in October 2010.

Fisk is based in Houston and covers many of the major commercial and industrial electrical construction markets in Southwest and Southeast locations with abilities to cover other attractive markets nationwide. Fisk's expertise in the design development of electrical and technology systems for major projects spans a broad variety of project types including: commercial office buildings, sports arenas, hospitals, research laboratories, hospitality and casinos, convention centers, and industrial facilities. Fisk provides value-added participation with development teams including contractors, engineers, architects and owners during the design phase and construction phase of projects.  Fisk brings nearly 100 years of continuous operation experience as an electrical and technology contractor to each project it undertakes.  Fisk prides itself on being able to deliver the highest quality work on schedule by engaging its resources in a controlled, focused process.  Fisk employs over 1,450 professional staff and electricians.

Fisk is expected to operate as a wholly-owned subsidiary of the Company and will continue to be managed by its current senior management team.

Ronald N. Tutor, the Company’s Chairman and CEO, said: “We are very pleased to announce this transaction, which expands our nationwide electrical construction capabilities.  We expect to realize significant synergies and opportunities in support of our non-residential building and civil operations.”

About Tutor Perini Corporation
Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions, strategies regarding the future and statements regarding future guidance and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company’s ability to win new contracts and convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CONTACTS:	Kekst and Company
Douglas Kiker, 212-521-4800
Or
Tutor Perini Corporation
Kenneth R. Burk, 818-362-8391 Executive Vice President, Chief Financial Officer